EXHIBIT 99.8

If you have any further questions, please call the information agent, D.F. King, at (212) 269-5550.

General Procedural Questions and Answers

relating to

Alestra, S. de R.L. de C.V.’s

Offer to Exchange up to $392,200,000 of its Senior Notes due 2010 for a portion of its outstanding 12 1/8% Senior Notes due 2006 and its outstanding 12 5/8% Senior Notes due 2009	Cash Tender Offer for a portion of its outstanding 12 1/8% Senior Notes due 2006 and its outstanding 12 5/8% Senior Notes due 2009
Consent solicitations to amend the indentures for its outstanding Senior Notes and solicitation of acceptances of a U.S. prepackaged plan of reorganization

As described in the Prospectus dated             , 2003

Q.	I am a beneficial owner of Alestra’s outstanding existing notes and I am not a DTC participant. How do I participate in the exchange offers and/or the cash tender offers?

A.	In order to participate in the exchange offers/and or the cash tender offers you must complete the following steps:

(1)	From your bank, broker, dealer, trust company or other nominee, you should have received an instruction letter entitled “Instruction to Registered Holder and/or book Entry Transfer Participant from Owner of Existing Notes” which you must complete.

(2)	In order to complete the instruction letter you must:

•	In Item 1, fill in the total face amount of the outstanding existing notes you hold.

•	Check the box corresponding to the action you wish to take:

•	if you wish to tender in the exchange offers, check the box in Item 2 and fill in the amount you wish to tender;

•	if you wish to tender in the cash tender offers, check the box in Item 3 and fill in the amount you wish to tender; and

•	if you do not wish to tender in both the exchange offers or the cash tender offers, check the box in Item 4.

•	Sign the instruction letter and fill in your legal name, address, telephone number, tax payer identification or social security number and the date. Please note that this information is for your bank, broker, dealer, trust company or other nominee entity and will not be provided to us or any of our agents.

(3)	We do not require you to complete the Letter of Transmittal; however, for its own record-keeping purposes, your bank, broker, dealer, trust company or other nominee may have sent you a Letter of Transmittal. If you have received a Letter of Transmittal and have been instructed to complete it, you must:

•	In Item 1, indicate the amounts of each series of existing notes you hold in the third column of the table on page 3. Do not fill in the center column. Your bank, broker, or custodial entity will complete the center column, if necessary.

•	In Item 2, choose whether to elect a cash payment option, the new notes option, or a combination of both options, in exchange for your existing notes under the prepackaged plan by checking the appropriate box and providing the appropriate information.

•	In Item 3 on page 6, sign your name, exactly as it appears on the existing notes.

•	If you are a trustee, executor, attorney, or other person acting in a fiduciary capacity for the beneficial holder and signing the Letter of Transmittal on their behalf, please provide the information requested at the bottom of Item 3. All others may leave this area blank.

(4)	Promptly return all completed documents to your bank, broker, dealer, trust company or other nominee.

Q.	I am a beneficial owner of Alestra’s outstanding existing notes. How do I vote on the U.S. prepackaged plan?

A.	In order to vote on the U.S. prepackaged plan, you must complete the following steps:

(1)	From your bank, broker, dealer, trust company or other nominee, you should have received an “Existing Notes Ballot” which you must complete.

(2)	In order to complete the Existing Notes Ballot you must:

•	In Item 1, fill in the information identifying your existing notes.

•	In Item 2, vote either to Accept or Reject the plan by checking the appropriate box.

•	Complete Item 3, only if you have submitted other ballots for existing notes subject to the U.S. prepackaged plan.

•	In Item 4, choose whether to elect a cash payment option, the new notes option, or a combination of both options, in exchange for your existing notes under the prepackaged plan by checking the appropriate box and providing the appropriate information.

•	In Item 5, review and complete the authorizations and certifications.

(3)	Promptly return the completed Existing Notes Ballot to your bank, broker, dealer, trust company or other nominee custodial entity.

Q.	I am a custodial entity such as a bank, broker, dealer, trust company or other nominee and I am a DTC participant. I just received the prospectus, the transmittal documents and the bankruptcy ballots from one or more beneficial owners of existing notes. What should I do?

A.	You should:

(1)	Separate the prospectus, the “Letter to Clients”, the instruction letter entitled “Instruction to Registered Holder and/or Book-Entry Transfer Participant from Owner of Existing Notes” and the “Existing Notes Ballot” and forward them to your client, the beneficial owner of the existing notes, as soon as possible.

(2)	You should not forward the “Master Ballot”, the “Notice of Guaranteed Delivery”, nor the “Processing Fee Form” to your clients.

Q.	I am a custodial entity, such as a bank, broker, dealer, trust company or other nominee and I am a DTC participant. I just received a completed “Instruction to Registered Holder and/or Book-Entry Transfer Participant from Owner of Existing Notes” and/or “Existing Notes Ballot” from my client, the beneficial owner of Alestra’s existing notes. What should I do?

A.	For the exchange offers and/or the cash tender offers you should:

(1)	Check that your client properly completed and duly executed the instruction letter.

(2)	Execute your client’s request through DTC’s ATOP system using the information provided by the client in the completed instruction letter. DTC will then execute a book-entry transfer of the tendered notes into the account of the Exchange Agent.

For the U.S. prepackaged plan you should:

(1)	Check that your client properly completed and duly executed the Existing Notes Ballot.

(2)	Complete the Master Ballot. To do so, you must

•	Complete Item 1, certifying your authority to vote on behalf of your clients.

•	Complete the table in Item 3, providing the appropriate information for each account.

•	Complete Item 4 with information from the Existing Notes Ballots, if applicable.

•	Complete Item 5 certifying completion of the Master Ballot.

•	Attach the Existing Notes Ballots you received from the beneficial holders.

(3)	Since the voting on the U.S. prepackaged plan is not being conducted through DTC, you should return the Master Ballot and Existing Notes Ballots to the Voting Agent before the voting deadline.

Q.	I am a beneficial owner of Alestra’s outstanding existing notes. What do I need to do if I do not want to participate in the exchange offers or the cash tender offers?

A.	If you do not want to participate in the exchange offers or the cash tender offers, then you do not need to complete the instruction letter or any other document relating to the exchange offers or the cash tender offers. However, since the decision to vote on the U.S. prepackaged plan is completely independent from the decision whether or not to you would like to participate in the exchange offers or the cash tender offers, you should vote on the U.S. prepackaged plan.